Exhibit 10.17

PREMIER, INC.

LONG-TERM INCENTIVE COMPENSATION PLAN

FOR THE PERIOD

JULY 1, 2010 THROUGH JUNE 30, 2013

AMENDMENT 2013-1

WHEREAS, Premier Health Services, Inc., (f/k/a Premier, Inc.) a Delaware company (the “Company”), adopted the Premier, Inc. Long-Term Incentive Compensation Plan for the period July 1, 2010 through June 30, 2013, effective July 1, 2010, for the benefit of selected employees of the Company and its affiliates, subsidiaries, and managed entities which the Company permits to participate in the Plan;

WHEREAS, the Compensation Committee of the Company (the “Committee”) may amend the Plan;

WHEREAS, the Committee wishes to amend the Plan to conform the definition of “Change in Control” used in the Plan with the definition found in the Premier, Inc. 2013 Equity Incentive Plan; and

WHEREAS, the Committee has determined that it is in the best interest of the Premier, Inc., the Company and their affiliates to amend the Plan to make certain technical updates to ensure the Plan’s continued compliance with Section 409A of the Internal Revenue Code of 1986, as amended (“Code Section 409A”).

NOW, THEREFORE, the Plan is amended, effective August 16, 2013, to provide as follows:

1.  Section 2.1(d) of the Plan is hereby deleted in its entirety and replaced as follows:

“(d)                           “Change in Control” shall have the meaning set forth in Section 13.3 (or subsequent applicable sections, if and as later amended) of the Premier, Inc. 2013 Equity Incentive Plan, as it may be established, modified, changed or replaced from time to time.”

2.  Section 11.12 of the Plan is hereby amended by adding a new subsection (d) as follows:

“(d)                           The following provisions shall apply upon a “separation from service” (as defined by section 409A of the Code) on or after the date that any stock of the Company (or its parent) becomes publicly traded on an established securities market or otherwise.  If the Participant is deemed on the date of such a separation from service to be a “specified employee” (within the meaning of that term under section 409A(a)(2)(B) of the Code and determined using any identification methodology and procedure selected by the Company (or its parent) from time to time, or if none, the default methodology and procedure specified under section 409A of the Code), then any amounts that are considered “nonqualified deferred compensation” (within the meaning of that term under section 409A of the Code) payable as a result of the Participant’s separation from service shall not be paid prior to the date which is the earlier of (i) the expiration of the six (6) month period measured from the date of such separation from service of the Participant, and (ii) the date of the Participant’s death (the “Delay Period”).  Upon the expiration of the Delay Period, all payments delayed pursuant to this Section (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid to the Participant in a lump sum, and any remaining payments due under the Plan shall be paid or provided in accordance with the normal payment dates specified for them herein.  In determining whether a Participant is subject to the delay hereinabove described, the transitional rules of Treasury Regulation § 1.409A-1(i)(6) shall be applied.”

IN WITNESS WHEREOF, the Compensation Committee of the Company has authorized the execution this Amendment 2013-1 to the Plan this 16th day of August, 2013.

/s/ Robin Bernstein
For the Compensation Committee